This Agreement is made as of March 5, 2007.

BETWEEN:

PRIMEGEN ENERGY CORPORATION, a body corporate under the laws of the State of Nevada

(“PrimeGen”)

AND:

MB GAS INC., a body corporate incorporated under the laws of the Province of Alberta

(“MB”)

RECITAL:

A.	PrimeGen signed a letter of intent dated August 14, 2006 whereby it was contemplated that PrimeGen would purchase the issued and outstanding shares of MB upon certain terms and conditions;
B.	The share purchase transaction did not proceed and the letter of intent ceased to have any force of effect on October 1, 2006; and
C.	Rather than a purchase of equity of MB by PrimeGen, it has been determined that a form of funding and revenue sharing arrangement will be entered into.

NOW THEREFORE IN CONSIDERATION OF THE TERMS AND CONDITIONS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.	The following expressions shall have these meanings:

“Additional Loans” means loans of up to CDN$3,000,000 that PrimeGen may advance to MB, provided Initial Loans of not less than $3,000,000 have been made.

“Agreement” means this agreement, as amended from time to time.

“Initial Loans” means loans of up to CDN$3,000,000 that PrimeGen may advance to MB.

“LOI” means the letter of intent dated August 14, 2006 whereby it was contemplated that PrimeGen would purchase the issued and outstanding shares of MB.

“MB Assets” means all of the assets of MB wherever situate including, without limitation:

1	Alberta EUB Operator’s License
2	Alberta EUB Facilities Licenses & Well Licenses where applicable
3	office furniture – board table etc.

4	21 shares of the issued shareholding of Goldstar Gas Corp. (approx. 10% of such securities)
5	Files representing the MB Gas Assets
6	MB Gas Accounting & CRA records
7	all receivables
8	all interests in drilling contracts, completion contracts, joint exploration and operating agreements
9	all mineral and petroleum interests claimed or owned by MB in any lands
10	all interests in processing and transportation facilities

“Payment Period” means a calendar month.

“Parties” means the parties to this Agreement.

“PrimeGen Revenue” for a given Payment Period means 75% of Revenue, until the Initial Loans and the Additional Loans, respectively, are fully repaid, after which PrimeGen Revenue will equal the Residual Revenue.

“Promissory Note” means demand promissory note, substantially in the form as is attached hereto as Schedule “A”, as issued from time to time by MB to PrimeGen to secure the Initial Loans and the Additional Loans, as applicable. A Promissory Note will not bear interest and no demand will be made for the repayment of the same during the Term.

“Residual Revenue” for a given Payment Period means, for an Initial Loans balance of $3,000,000 at the beginning of a Payment Period, 30% of Revenue; however, if the Initial Loans total less than $3,000,000 at the beginning of a Payment Period Residual Revenue for the subject Payment Period will be that percentage as is obtained when 30% is multiplied by a fraction, where the numerator of that fraction is the total amount of Initial Loans and the denominator is $3,000,000. For example, if the Initial Loans balance totals $2,000,000 at the beginning of a Payment Period, Residual Revenue for the subject Payment Period will be 20% of Revenue. If Additional Loans are advanced and the total of Initial Loans and Additional Loans is $6,000,000 at the beginning of a Payment Period, Residual Revenue shall be 60% of Revenues; however, if Initial Loans and Additional Loans balance totals less than $6,000,000 at the beginning of a Payment Period, Residual Revenue will equal that percentage as is obtained when 60% is multiplied by a fraction, where the numerator of that fraction is the total amount of Initial Loans plus Additional Loans, and the denominator is $6,000,000. For example, if the Initial Loans and Additional Loans balance totals $4,500,000 at the beginning of Payment Period, Residual Revenue for the subject Payment Period will be 45% of Revenue.

“Revenue” means the total pre-tax gross revenue received by MB from all operations during a Payment Period.

“Term” means a period of 36-months from the date of this Agreement.

2.

The Parties agree that the LOI (inclusive of all tentative agreements and understandings based in whole or in part upon the transactions contemplated therein) is terminated and of no further force or effect.

3.	PrimeGen hereby purchases, and MB hereby sells, conveys and assigns to PrimeGen,

the PrimeGen Revenue, subject to the advance of Initial Loans and Additional Loans, as applicable..

4.

Initial Loans and Additional Loans, as applicable, will be secured by a Promissory Note and assignment to PrimeGen of the PrimeGen Revenue. MB agrees to cooperate fully in the execution and registration by PrimeGen, as requested from time to time, of such assignments and other personal property instruments, as PrimeGen requires to reserve, register and perfect a security interest in the PrimeGen Revenue.

5.

Initial Loans and Additional Loans, as applicable, shall be repaid as PrimeGen Revenue commencing in the first Payment Period in which MB has Revenue. Once the Initial Loans and any Additional Loans have been repaid, PrimeGen shall be entitled to receive Residual Revenue for as long as MB has Revenue.

6.

Provided Initial Loans of not less than $3,000,000 have been advanced to MB during the Term, PrimeGen shall have the option from and after the advance of the full $3,000,000 and, in any event, no later than 60-days after the expiration of the Term, to advance Additional Loans.

7.

The proceeds from Initial Loans and Additional Loans will be spent by MB for the purposes agreed between the parties hereto at the time of the advances, failing which such proceeds will be used as directed by PrimeGen.

8.

MB shall execute and deliver all such assignments, agreements, notices, certificates and other documents and do all such further acts and things as may be reasonably requested by PrimeGen in order to give effect to the purposes and intent of this Agreement.

9.	MB represents and warrants to PrimeGen as follows:
a)

that no third party has placed upon the MB Assets any liens, charges, encumbrances, mortgages, claims, pledges and security interests of any nature or kind whatsoever or in respect of which any third party has delivered notice to MB claiming a lien, charge, encumbrance, mortgage, claim, pledge or security interest and which notice has come to the attention of MB;

b)

there are no unpaid bonus, salary, compensation or other similar payments due or payable to any of MB’s employees, officers, directors or shareholders, and there are no dividends that have accrued or declared by MB to any shareholder as of the date of this Agreement that have not been paid;

c)	as of the date of this Agreement there are no material liabilities of the MB which have not been disclosed to PrimeGen which are booked and unpaid or which have accrued and remain unpaid;
d)

no person, firm, corporation or other entity has any agreement or option or any right or privilege, whether preemptive or contractual or arising by way of law or equity, for the purchase from MB of any interest in Revenue, which has not been disclosed to PrimeGen and the PrimeGen Revenue will be transferred to PrimeGen and clear of any rights of third parties;

e)

no person, firm, corporation or other entity has any agreement or option or any right or privilege, whether preemptive or contractual or arising by way of law or equity, for the purchase from MB of any interest in Revenue or in the MB Assets; and

f)

except for the obligations of MB to the EUB and otherwise under Alberta laws and regulations relating to MB’s operations in the oil and gas industry and all environmental matters relating to such operations, MB has not guaranteed or acted as surety of any obligation of or for a third party.

10.	By giving no less than seven (7) calendar days of advance written notice to MB, PrimeGen and its appointed representatives shall have the right to audit the operating and accounting records of MB.
11.	This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta, Canada.
12.	Time shall be of the essence of this Agreement.
13.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assignees.
14.

This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements, documents, writings and verbal undertakings (if any) between the parties relating thereto.

15.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when so executed, will be deemed to be an original and all of which, when taken together, will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

PRIMEGEN ENERGY CORPORATION Per: /s/ Glen Harder Authorized Signatory	MB GAS INC. Per: /s/ signed Authorized Signatory

Schedule A

FORM OF PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, MB GAS INC. (the "Corporation"), hereby acknowledges itself indebted to and promises to pay by ? to or to the order of PRIMEGEN ENERGY CORPORATION ("PGNE") the principal sum of ? in lawful money of Canada.

Except as otherwise provided for herein, this Promissory Note shall not bear interest and PGNE shall not be entitled to be paid any interest hereunder on the above principal sum.

If the Corporation shall fail to pay any amount upon demand (a "Default"), then interest shall accrue on such unpaid amount from ? until the overdue amount is paid, at the rate of the Royal Bank of Canada's prime rate as at the date of demand, and shall become due and payable.

The said principal sum may be prepaid at any time without notice, bonus or penalty. The undersigned hereby waives all rights of presentment for payment, notice of non-payment, notice of protest and any other notice of any kind.

The provisions of this Promissory Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

DATED this ? day of ?, 200?.

MB GAS INC.

per:

Authorized Signatory